Ex99-46

                                           ARTICLES OF ORGANIZATION
                                                      OF
                                                   SCPC, LLC

                (Under Section Two Hundred Three of the New York Limited Liability Company Law)

         The undersigned person, acting as an organizer of the limited liability company hereinafter named, sets forth the following statements:

         FIRST:   The name of the limited liability company (the "company") is SCPC, LLC.

         SECOND:  The county within the State of New York in which the office of the company is to be located is Erie County.

         THIRD:   The company is not to have a specific date of dissolution in addition to the events of dissolution set forth in Section 701 of the New York Limited Liability Company Law.

         FOURTH:  The Secretary of State of the State of New York is designated as agent of the company upon whom process against it may be served.  The post office address within or without the State of New York to which the Secretary of State of the State of New York shall mail a copy of any process against the company served upon him or her is c/o National Fuel Gas Company, 10 Lafayette Square, Buffalo, New York 14203,
Attention:  James Peterson.

         FIFTH:   The company is to be managed by one or more managers.

         IN WITNESS WHEREOF, I have signed this document on the date set forth below and do hereby affirm under penalties of perjury, that the statements contained herein have been examined by me and are true and correct.

Dated:  February 3,2003

                                                               /s/ Herbert Henryson II
                                                               Herbert Henryson II
                                                               Sole Organizer